UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2022

HALLIBURTON COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-03492	75-2677995
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East,	Houston,	Texas	77032
(Address of principal executive offices)			(Zip Code)
Registrant’s telephone number, including area code: (281) 871-2699
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $2.50 per share	HAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On January 24, 2022, registrant issued a press release entitled “Halliburton Announces Fourth Quarter 2021 Results and Increases Dividend."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER 2021 RESULTS AND INCREASES DIVIDEND
•Reported net income of $0.92 per diluted share
•Adjusted net income of $0.36 per diluted share
•Cash flow from operating activities of $682 million and free cash flow of $478 million
•First quarter dividend of $0.12 per share

HOUSTON – January 24, 2022 – Halliburton Company (NYSE: HAL) announced today net income of $824 million, or $0.92 per diluted share, for the fourth quarter of 2021. This compares to net income for the third quarter of 2021 of $236 million, or $0.26 per diluted share. Adjusted net income for the fourth quarter of 2021, excluding tax adjustments, was $320 million, or $0.36 per diluted share. This compares to adjusted net income for the third quarter of 2021, excluding special items, of $248 million, or $0.28 per diluted share. Halliburton's total revenue for the fourth quarter of 2021 was $4.3 billion compared to revenue of $3.9 billion in the third quarter of 2021. Reported operating income was $550 million in the fourth quarter of 2021 compared to reported operating income of $446 million in the third quarter of 2021. Reported operating income of $550 million in the fourth quarter of 2021 increased 20% compared to adjusted operating income of $458 million in the third quarter of 2021, excluding special items.

Total revenue for the full year of 2021 was $15.3 billion, an increase of $850 million, or 6% from 2020. Reported operating income for 2021 was $1.8 billion, compared to reported operating loss of $2.4 billion and adjusted operating income of $1.4 billion for 2020, excluding impairments and other charges.

“I am pleased with our solid execution in the fourth quarter and for the full year. Both operating divisions experienced revenue growth in the international and North America markets. Our Completion and Production division delivered solid mid-teens margins, and our Drilling and Evaluation division margins surprised to the upside,” commented Jeff Miller, Chairman, President and CEO.

“Today’s announcements of the dividend increase and debt retirement demonstrate my confidence in our business, customers, employees, and value proposition.

“I am excited about the accelerating multi-year upcycle. I expect the macro industry environment to remain supportive and the international and North America markets to continue their simultaneous growth.

“Halliburton uniquely benefits from this constructive environment. Our value proposition works, we have the right strategies for both international and North America markets, we are leaders in digital and automation, and we drive capital efficiency while advancing a sustainable energy future. I fully expect that Halliburton will accelerate cash flow generation, strengthen our balance sheet, and increase cash returns to shareholders in this upcycle,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the fourth quarter of 2021 was $2.4 billion, an increase of $220 million, or 10%, when compared to the third quarter of 2021, while operating income was $347 million, an increase of $25 million, or 8%. These results were driven by higher completion tool sales globally, as well as increased pressure pumping services in North America land and the Middle East/Asia region. These improvements were partially offset by reduced stimulation activity in Latin America, Canada, and the Gulf of Mexico, lower pipeline services in Europe/Africa/CIS and Asia, reduced well intervention services in Brazil, and decreased artificial lift activity in North America land.

Drilling and Evaluation

Drilling and Evaluation revenue in the fourth quarter of 2021 was $1.9 billion, an increase of $197 million, or 11%, when compared to the third quarter of 2021, while operating income was $269 million, an increase of $83 million, or 45%. These results were due to increased drilling-related services globally, wireline sales in Guyana, improved project management activity in Ecuador and India, increased wireline activity in the Middle East/Asia region, and higher software sales in Latin America and Middle East/Asia. Partially offsetting these increases were decreased project management activity and testing services in Mexico, as well as lower drilling-related activity in Russia.

Geographic Regions

North America

North America revenue in the fourth quarter of 2021 was $1.8 billion, a 10% increase when compared to the third quarter of 2021. This increase was primarily driven by higher pressure pumping activity and drilling-related services in North America land, in addition to higher completion tool sales and fluid services in the Gulf of Mexico. These increases were partially offset by reduced stimulation activity in Canada and the Gulf of Mexico, coupled with reduced artificial lift activity in North America land.

International

International revenue in the fourth quarter of 2021 was $2.5 billion, an 11% increase when compared to the third quarter of 2021. This improvement was primarily driven by higher completion tool sales and software sales in all regions, increased activity across multiple product service lines in Norway, Brazil, and Egypt, increased well construction services and wireline activity in the Middle East/Asia region, improved project management activity in Ecuador and India, as well as increased drilling-related services in Mexico. Partially offsetting these increases were reduced activity in Russia, Mexico, and Vietnam.

Latin America revenue in the fourth quarter of 2021 was $669 million, a 7% increase sequentially. This improvement was driven by improved project management activity in Ecuador, increased drilling-related services in Mexico, increased activity across multiple product service lines in Brazil, wireline sales in Guyana, and higher activity across multiple product service lines in Colombia. These increases were partially offset by reduced project management activity, stimulation activity, and testing services in Mexico.

Europe/Africa/CIS revenue in the fourth quarter of 2021 was $730 million, an 8% increase sequentially. Higher software and completion tool sales across the region, improved activity across multiple product service lines in Norway and Egypt, and increased well control activity in Nigeria were partially offset by reduced activity in multiple product service lines in Russia, reduced pipeline services and well construction activity in the United Kingdom, and decreased stimulation activity in the Congo.

Middle East/Asia revenue in the fourth quarter of 2021 was $1.1 billion, a 16% increase sequentially, resulting from higher completion tool sales and wireline activity across the region, improved well construction services in Saudi Arabia and Oman, higher software sales in Kuwait and China, improved project management activity in India, and increased stimulation activity throughout Asia. These increases were partially offset by reduced pipeline services in Asia, along with lower activity across multiple product service lines in Vietnam.

Other Financial Items

•Halliburton recognized a $409 million tax benefit, which included a gain of approximately $500 million due to the partial release of a valuation allowance on our deferred tax assets. This reversal is based on improved market conditions and reflects the Company’s expectation to utilize these deferred tax assets.

•Halliburton’s board of directors has declared a 2022 first quarter dividend of twelve cents ($0.12) a share on the Company’s common stock payable on March 23, 2022, to shareholders of record at the close of business on March 2, 2022.

Selective Technology & Highlights

•Halliburton and VoltaGrid LLC announced a multi-year contract with Aethon Energy to deploy an advanced, all-electric fracturing solution in the Haynesville Shale. The solution combines Halliburton’s all-electric fracturing spread, featuring the Zeus™ 5,000 horsepower electric pumping unit, with VoltaGrid’s power generation system to offer increased reliability and real-time emissions tracking.

•Halliburton announced the successful deployment of Landmark’s Digital Well Program® as a core component of BP’s Well Design Optimizer project. The Well Design Optimizer streamlines and automates the well planning process to empower users to optimize well designs for placement and production. The solution uses Landmark’s Digital Well Program®, a DecisionSpace® 365 cloud application, which combines planning and design processes on a single and open platform to transform how wells are constructed and delivered.

•Halliburton released DS365.ai cloud service to help customers accelerate their digital transformation with intelligent automation. DS365.ai delivers industry specific artificial intelligence (AI) and machine learning (ML) models to enhance productivity, operational efficiency, and increase asset value. DS365.ai runs on the OSDU™ Data Platform and uses the interoperable and scalable architecture of iEnergy® Cloud. This allows citizen scientists, data engineers, and data scientists to design, develop, and deploy AI models at scale. Users can rapidly train pre-built ML models, or create and deploy solutions to enhance subsurface, drilling, and production workflows. Users can consume these models as standalone microservices, or in DS365.ai applications such as Assisted Lithology Interpretation, Seismic Engine, and Real-Time Well Engineering.

•Halliburton announced it signed an agreement with Teck Resources Limited to grant Teck access to Neftex® Predictions to support their global mineral exploration efforts. Teck is one of Canada’s leading mining companies and is committed to responsible mining and mineral development with major business units focused on copper, zinc, and steelmaking coal as well as investments in energy assets with operations in Canada, the United States, Chile, and Peru. Neftex®Predictions from Halliburton Landmark provides geoscience context, knowledge, and insight and delivers the most comprehensive, integrated geological framework for subsurface evaluation and risk assessment. The integrated infrastructure for subsurface prediction delivers a complete understanding of key geological features that guide mineral exploration.

•Cairn Oil & Gas, India’s largest private oil and gas exploration and production company, signed a Memorandum of Understanding (MoU) with Halliburton. Under the MoU, Halliburton will work with Cairn to increase its recoverable reserves from offshore assets to 300 mmboe – a 10-fold increase from the present cumulative total of 30 mmboe. This announcement follows Cairn’s commitment of doubling its capacity, contributing 50% to India’s domestic crude production, and assisting the country in its goal to achieve energy autonomy.

•Halliburton released iCruise X™ Intelligent Rotary Steerable System, the next generation of the drilling platform targeted to longer, harsher applications to deliver precise well placement and reduced well time. Halliburton built the tool around a robust mechanical design to deliver some of the highest specifications in the industry. The iCruise X is equipped with an advanced steering head fit for greater durability in operations with variable fluid conditions and in fluids with high solids content. It delivers in high temperature environments and provides more power for steering. Halliburton designed the iCruise X steering section with the latest metallurgy and design techniques. The collar includes new connections to better resist torsional oscillation and cyclical bending at higher doglegs. The extra force available for steering delivers geologically complex wells and curves faster and provides a stiffer assembly for straight well sections.

•Halliburton announced it has been named to the Dow Jones Sustainability Index (DJSI) North America, which highlights the top 10% most sustainable companies per industry. The DJSI measures the performance of best-in-class companies selected using environmental, social and governance (ESG) criteria. Halliburton ranked in the 90th percentile among its peers in the Dow Jones Corporate Sustainability Assessment and received high scores in code of business conduct, policy influence, risk & crisis management, corporate citizenship & philanthropy, and human capital development categories.

•Halliburton Labs announced it selected a new group of companies to participate in its collaborative environment where entrepreneurs, academics, and investors come together to advance cleaner, affordable energy. By joining Halliburton Labs, Helix Power, Icarus RT, SolvCor, and Strayos will gain access to industrial capabilities, technical expertise, and mentorship to scale their respective businesses.

•The 26th annual Halliburton Charity Golf Tournament raised $2.6 million for over 75 U.S. nonprofit organizations, once again making it one of the largest non-PGA golf tournament fundraisers. The tournament has raised more than $25 million for charities since it started in 1993.

About Halliburton

Founded in 1919, Halliburton is one of the world's largest providers of products and services to the energy industry. With more than 40,000 employees, representing 130 nationalities in more than 70 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir – from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the Company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

Forward-looking Statements

The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the impact of COVID-19 and any variants, the related economic repercussions and resulting negative impact on demand for oil and gas, operational challenges relating to COVID-19 and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, performance of contracts and supply chain disruptions; the ability of the OPEC+ countries to agree on and comply with production quotas; the continuation or suspension of our stock repurchase program, the amount, the timing, and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers, delays or failures by customers to make payments owed to us, and the resulting impact on our liquidity; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential dispositions, acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2020, Form 10-Q for the quarter ended September 30, 2021, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2021	2020	2021
Revenue:
Completion and Production	$2,356	$1,810	$2,136
Drilling and Evaluation	1,921	1,427	1,724
Total revenue	$4,277	$3,237	$3,860
Operating income (loss):
Completion and Production	$347	$282	$322
Drilling and Evaluation	269	117	186
Corporate and other	(66)	(49)	(50)
Impairments and other charges (a)	—	(446)	(12)
Total operating income (loss)	550	(96)	446
Interest expense, net	(108)	(125)	(116)
Other, net	(24)	(19)	(14)
Income (loss) before income taxes	418	(240)	316
Income tax benefit (provision) (b)	409	13	(76)
Net income (loss)	$827	$(227)	$240
Net income attributable to noncontrolling interest	(3)	(8)	(4)
Net income (loss) attributable to company	$824	$(235)	$236

Basic and diluted net income (loss) per share	$0.92	$(0.27)	$0.26
Basic and diluted weighted average common shares outstanding	896	885	894

(a)	See Footnote Table 1 for details of the impairments and other charges recorded during the three months ended December 31, 2020 and September 30, 2021.
(b)
During the three months ended December 31, 2021, based on improved market conditions, Halliburton recognized a $504 million tax benefit, primarily associated with a partial release of a valuation allowance on its deferred tax assets. During the three months ended December 31, 2020, the tax benefit includes the tax effect on impairments and other charges.

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.
See Footnote Table 3 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended
	December 31
	2021	2020
Revenue:
Completion and Production	$8,410	$7,839
Drilling and Evaluation	6,885	6,606
Total revenue	$15,295	$14,445
Operating income (loss):
Completion and Production	$1,238	$995
Drilling and Evaluation	801	569
Corporate and other	(227)	(201)
Impairments and other charges (a)	(12)	(3,799)
Total operating income (loss)	1,800	(2,436)
Interest expense, net	(469)	(505)
Loss on early extinguishment of debt (b)	—	(168)
Other, net	(79)	(111)
Income (loss) before income taxes	1,252	(3,220)
Income tax benefit (c)	216	278
Net Income (loss)	$1,468	$(2,942)
Net Income attributable to noncontrolling interest	(11)	(3)
Net Income (loss) attributable to company	$1,457	$(2,945)

Basic and diluted net income (loss) per share	$1.63	$(3.34)
Basic and diluted weighted average common shares outstanding	892	881

(a)	See Footnote Table 2 for details of the impairments and other charges recorded during the respective periods.
(b)
During the year ended December 31, 2020, Halliburton recognized a $168 million loss on extinguishment of debt related to the early redemption of $1.5 billion aggregate principal amount of senior notes.

(c)
During the years ended December 31, 2021 and 2020, based on changing market conditions during each period, Halliburton recognized a $504 million tax benefit and a $310 million tax expense, respectively, associated with a valuation allowance on its deferred tax assets. During the year ended December 31, 2020, the tax benefit includes the tax effect on impairments and other charges.

See Footnote Table 2 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
See Footnote Table 4 for Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31
	2021	2020
Assets
Current assets:
Cash and equivalents	$3,044	$2,563
Receivables, net	3,666	3,071
Inventories	2,361	2,349
Other current assets	872	1,492
Total current assets	9,943	9,475
Property, plant, and equipment, net	4,326	4,325
Goodwill	2,843	2,804
Deferred income taxes	2,695	2,166
Operating lease right-of-use assets	934	786
Other assets	1,580	1,124
Total assets	$22,321	$20,680

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,353	$1,573
Accrued employee compensation and benefits	493	517
Current portion of operating lease liabilities	240	251
Current maturities of long-term debt	7	695
Other current liabilities	1,213	1,385
Total current liabilities	4,306	4,421
Long-term debt	9,127	9,132
Operating lease liabilities	845	758
Employee compensation and benefits	492	562
Other liabilities	823	824
Total liabilities	15,593	15,697
Company shareholders’ equity	6,713	4,974
Noncontrolling interest in consolidated subsidiaries	15	9
Total shareholders’ equity	6,728	4,983
Total liabilities and shareholders’ equity	$22,321	$20,680

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended		Three Months Ended
	December 31		December 31
	2021	2020	2021
Cash flows from operating activities:
Net Income (loss)	$1,468	$(2,942)	$827
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation, depletion, and amortization	904	1,058	231
Working capital (a)	285	800	204
Impairments and other charges	12	3,799	—
Deferred income tax benefit	(486)	(444)	(497)
Other operating activities	(272)	(390)	(83)
Total cash flows provided by operating activities	1,911	1,881	682
Cash flows from investing activities:
Capital expenditures	(799)	(728)	(316)
Proceeds from sales of property, plant, and equipment	257	286	112
Proceeds from a structured real estate transaction	87	—	—
Other investing activities	(79)	(44)	(22)
Total cash flows used in investing activities	(534)	(486)	(226)
Cash flows from financing activities:
Payments on long-term borrowings	(700)	(1,654)	(4)
Dividends to shareholders	(161)	(278)	(40)
Stock repurchase program	—	(100)	—
Proceeds from issuance of long-term debt, net	—	994	—
Other financing activities	23	31	16
Total cash flows used in financing activities	(838)	(1,007)	(28)
Effect of exchange rate changes on cash	(58)	(93)	(16)
Increase in cash and equivalents	481	295	412
Cash and equivalents at beginning of period	2,563	2,268	2,632
Cash and equivalents at end of period	$3,044	$2,563	$3,044

(a)	Working capital includes receivables, inventories, and accounts payable.
See Footnote Table 5 for Reconciliation of Cash Flows from Operating Activities to Free Cash Flow

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue	2021	2020	2021
By operating segment:
Completion and Production	$2,356	$1,810	$2,136
Drilling and Evaluation	1,921	1,427	1,724
Total revenue	$4,277	$3,237	$3,860

By geographic region:
North America	$1,783	$1,238	$1,615
Latin America	669	426	624
Europe/Africa/CIS	730	642	676
Middle East/Asia	1,095	931	945
Total revenue	$4,277	$3,237	$3,860

Operating Income (Loss)
By operating segment:
Completion and Production	$347	$282	$322
Drilling and Evaluation	269	117	186
Total	616	399	508
Corporate and other	(66)	(49)	(50)
Impairments and other charges	—	(446)	(12)
Total operating income (loss)	$550	$(96)	$446

See Footnote Table 1 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

HALLIBURTON COMPANY
Revenue and Operating Income (Loss) Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
Revenue	2021	2020
By operating segment:
Completion and Production	$8,410	$7,839
Drilling and Evaluation	6,885	6,606
Total revenue	$15,295	$14,445

By geographic region:
North America	$6,371	$5,731
Latin America	2,362	1,668
Europe/Africa/CIS	2,719	2,813
Middle East/Asia	3,843	4,233
Total revenue	$15,295	$14,445

Operating Income (Loss)
By operating segment:
Completion and Production	$1,238	$995
Drilling and Evaluation	801	569
Total	2,039	1,564
Corporate and other	(227)	(201)
Impairments and other charges	(12)	(3,799)
Total operating income (loss)	$1,800	$(2,436)

See Footnote Table 2 for Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income.

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2021	2020	2021
As reported operating income (loss)	$550	$(96)	$446

Impairments and other charges:
Long-lived asset impairments	—	330	—
Severance	—	28	15
Catch-up depreciation	—	—	36
Gain on real estate transaction	—	—	(74)
Other	—	88	35
Total impairments and other charges (a)	—	446	12
Adjusted operating income (b)	$550	$350	$458

(a)
During the three months ended December 31, 2020, Halliburton recognized a pre-tax charge of $446 million primarily related to a contemplated structured transaction for its North America real estate assets due to specific assets with a fair value less than the carrying amount. During the three months ended September 30, 2021, Halliburton closed that transaction, which resulted in a $74 million gain due to specific assets with a carrying amount less than the fair value. During the three months ended September 30, 2021, we also discontinued the proposed sale of our Pipeline and Process Services business leading to a depreciation catch-up related to these assets previously classified as held for sale. As a result, among these and other items, we recognized a $12 million pre-tax charge.

(b)
Management believes that operating income (loss) adjusted for impairments and other charges for the three months ended December 31, 2020 and September 30, 2021, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income (Loss) to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Year Ended
	December 31
	2021	2020
As reported operating income (loss)	$1,800	$(2,436)

Impairments and other charges:
Catch-up depreciation	36	—
Severance	15	384
Long-lived asset impairments	—	2,629
Inventory costs and write-downs	—	505
Gain on real estate transaction	(74)	—
Other	35	281
Total impairments and other charges (a)	12	3,799
Adjusted operating income (b)	$1,812	$1,363

(a)
During the year ended December 31, 2021, Halliburton closed the structured transaction for our North America real estate assets, which resulted in a $74 million gain. We also discontinued the proposed sale of our Pipeline and Process Services business leading to a depreciation catch-up related to these assets previously classified as held for sale. As a result, among these and other items, we recognized a $12 million pre-tax charge. During the year ended December 31, 2020, Halliburton recognized a pre-tax charge of $3.8 billion, primarily related to long-lived asset impairments. These impairments include impairments of property, plant, and equipment, intangible assets, leases, and real estate facilities.

(b)
Management believes that operating income (loss) adjusted for impairments and other charges for the years ended December 31, 2021 and 2020, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income (loss)” plus "Total impairments and other charges" for the respective periods.

FOOTNOTE TABLE 3

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2021	2020	2021
As reported net income (loss) attributable to company	$824	$(235)	$236

Adjustments:
Impairments and other charges	—	446	12
Total adjustments, before taxes	—	446	12
Tax benefit (a)	(504)	(51)	—
Total adjustments, net of taxes (b)	(504)	395	12
Adjusted net income attributable to company (b)	$320	$160	$248

Diluted weighted average common shares outstanding	896	885	894
As reported net income (loss) per diluted share (c)	$0.92	$(0.27)	$0.26
Adjusted net income per diluted share (c)	$0.36	$0.18	$0.28

(a)
During the three months ended December 31, 2021, based on improved market conditions, Halliburton recognized a $504 million tax benefit, primarily associated with a partial release of a valuation allowance on its deferred tax assets. During the three months ended December 31, 2020, the tax benefit in the table above includes the tax effect on impairments and other charges.

(b)
Management believes that net income (loss) adjusted for impairments and other charges and the tax benefit, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income (loss) attributable to company” plus "Total adjustments, net of taxes" for the respective periods.

(c)
As reported net income (loss) per diluted share is calculated as: "As reported net income (loss) attributable to company" divided by "Diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Diluted weighted average common shares outstanding."

FOOTNOTE TABLE 4

HALLIBURTON COMPANY
Reconciliation of As Reported Net Income (Loss) to Adjusted Net Income
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended
	December 31
	2021	2020
As reported net income (loss) attributable to company	$1,457	$(2,945)

Adjustments:
Impairments and other charges	12	3,799
Loss on early extinguishment of debt	—	168
Noncontrolling interest equipment impairments	—	(9)
Total adjustments, before taxes	12	3,958
Tax benefit (a)	(504)	(437)
Total adjustments, net of taxes (b)	(492)	3,521
Adjusted net income attributable to company (b)	$965	$576

As reported diluted weighted average common shares outstanding (c)	892	881
Adjusted diluted weighted average common shares outstanding (c)	892	882
As reported net income (loss) per diluted share (d)	$1.63	$(3.34)
Adjusted net income per diluted share (d)	$1.08	$0.65

(a)
During the years ended December 31, 2021 and 2020, based on changing market conditions during each period, Halliburton recognized a $504 million tax benefit and a $310 million tax expense, respectively, associated with a valuation allowance on its deferred tax assets. During the year ended December 31, 2020, the tax benefit in the table above includes the tax effect on impairments and other charges.

(b)
Management believes that net income (loss) adjusted for the loss on early extinguishment of debt and impairments and other charges, along with the associated noncontrolling interest, and the tax benefit, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes net income without the impact of these items as an indicator of performance to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted net income attributable to company is calculated as: “As reported net income (loss) attributable to company” plus "Total adjustments, net of taxes" for the respective periods.

(c)
For the year ended December 31, 2020, as reported diluted weighted average common shares outstanding excludes one million shares associated with stock-based compensation plans as the impact is antidilutive since Halliburton's reported income attributable to company was in a loss position during the period. When adjusting income attributable to company in that period for the adjustments discussed above, these shares become dilutive.

(d)
As reported net income (loss) per diluted share is calculated as: "As reported net income (loss) attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted net income per diluted share is calculated as: "Adjusted net income attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

FOOTNOTE TABLE 5

HALLIBURTON COMPANY
Reconciliation of Cash Flows from Operating Activities to Free Cash Flow
(Millions of dollars)
(Unaudited)

	Year Ended		Three Months Ended
	December 31		December 31
	2021	2020	2021
Total cash flows provided by operating activities	$1,911	$1,881	$682
Capital expenditures	(799)	(728)	(316)
Proceeds from sales of property, plant, and equipment	257	286	112
Free cash flow (a)	$1,369	$1,439	$478

(a)
The Free Cash Flow metric is a non-GAAP financial measure, which is calculated as “Total cash flows provided by operating activities” less “Capital expenditures” plus “Proceeds from sales of property, plant, and equipment.” Management believes that Free Cash Flow is a key measure to assess liquidity of the business and is consistent with the disclosures of our direct, large-cap competitors. Prior periods presented are consistent with this metric.

Conference Call Details

Halliburton Company (NYSE: HAL) will host a conference call on Monday, January 24, 2022, to discuss its fourth quarter 2021 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please click here to pre-register for the conference call and obtain your dial in number and passcode. You can also visit the Halliburton website to listen to the call via live webcast. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website until January 31, 2022. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 1695253.

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CONTACTS

For Investors:
David Coleman
Investor Relations
Investors@Halliburton.com
281-871-2688

For News Media:
Emily Mir
External Affairs
PR@Halliburton.com
281-871-2601

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	January 24, 2022	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary